UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 20, 2012

RLJ Acquisition, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54276	27-3970903
(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1000 Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

(301) 280-7737
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On September 20, 2012, RLJ Acquisition, Inc. (“RLJ”) held a special meeting of its stockholders to consider proposals related to RLJ’s proposed business combination with Image Entertainment, Inc. (“Image”) and Acorn Media Group, Inc. (“Acorn”). At the special meeting of stockholders of RLJ, stockholders approved all of management’s proposals, as follows:

1. Proposal No. 1 - a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 2, 2012, between RLJ and Image (the “Merger Agreement”). RLJ’s stockholders cast 16,718,299 votes in favor of this proposal and 908,711 votes against. There were no abstentions and no broker non-votes.

2. Proposal No. 2 - a proposal to approve and adopt the 2012 Incentive Compensation Plan (an equity-based incentive plan) of RLJ Entertainment, Inc. RLJ’s stockholders cast 13,453,942 votes in favor of this proposal, 2,075,568 votes against and 2,097,500 abestentions. There were no broker non-votes.

3. Proposal No. 3 - a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes at the RLJ special meeting to approve and adopt the Merger Agreement. RLJ’s stockholders cast 14,080,193 votes in favor of this proposal and 3,546,817 votes against. There were no abstentions and no broker non-votes.

On the basis of the above votes, (i) the proposal to approve and adopt the Merger Agreement was approved; (ii) the proposal to approve and adopt the 2012 Incentive Compensation Plan (an equity-based incentive plan) of RLJ Entertainment, Inc. was approved; and (iii) the proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes at the RLJ special meeting to approve and adopt the Merger Agreement was approved.

Holders of 8,374,986 shares of RLJ’s common stock issued in RLJ’s initial public offering validly elected to require RLJ to redeem their shares for a pro rata portion of RLJ’s trust account if the business combination with Image and Acorn is completed. Holders of RLJ’s common stock may revoke their redemption requests up to 5:00 p.m. EDT on the date that is two business days prior to the date of the closing of the Merger Agreement. Subject to the satisfaction (or waiver) of other closing conditions contained in the Merger Agreement and the Stock Purchase Agreement, by and among RLJ, RLJ Entertainment, Inc. (“RLJ Entertainment”), Acorn, the shareholders of Acorn and Peter Edwards as the shareholder representative (the “Stock Purchase Agreement”), RLJ expects the business combination with Image and the acquisition of Acorn to close in early October, 2012. However no assurance can be given that such transactions will close. If no such closing occurs, RLJ will promptly liquidate in accordance with the process described in its final IPO prospectus.

Item 8.01. Other Events.

On September 20, 2012, RLJ issued a press release announcing the results of the special meetings of its stockholders. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

This report may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Investors are cautioned that such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of RLJ, RLJ Entertainment, Image, Acorn and the combined companies after completion of the proposed business combination are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the Preferred Stock Purchase Agreement by and between RLJ, RLJ Entertainment and the holders of preferred stock of Image (the “Preferred Stock Purchase Agreement”) or the Stock Purchase Agreement; (2) the outcome of any legal proceedings that may be instituted against RLJ, Image or others relating to the Merger Agreement, the Preferred Stock Purchase Agreement, the Stock Purchase Agreement and transactions contemplated therein; (3) the inability to complete the business combination due to the failure to satisfy the conditions to closing in the Merger Agreement, the Preferred Stock Purchase Agreement and the Stock Purchase Agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Merger Agreement, the Preferred Stock Purchase Agreement and the Stock Purchase Agreement; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the business combination; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that Image or Acorn may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in filings with the SEC by RLJ, RLJ Entertainment or Image.

Readers are referred to the most recent reports filed with the SEC by RLJ and Image. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by RLJ Acquisition, Inc. on September 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ Acquisition, Inc.

Date: September 20, 2012

	By:	/s/ H. Van Sinclair
Name: H. Van Sinclair
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

99.1	Press release issued by RLJ Acquisition, Inc. on September 20, 2012.